Exhibit 99.1

True Nature Updates On Strategy, Acquisitions and Blockchain / Cryptocurrency Potential

ATLANTA, GA / ACCESSWIRE / December 21, 2017 / True Nature Holdings, Inc. (OTCQB: TNTY) (the "Company") today releases this update to its shareholders on its strategy, including potential acquisitions, financing prospects, and its position regarding plans to participate in the Cryptocurrency and Blockchain space.

Dr. Jordan Balencic, Chairman, and interim CEO provided the following updates, saying, "First, in alignment with our current business model, we have three (3) near-term acquisition prospects at this time. The smallest is an asset acquisition involving the operating assets of a compounding pharmacy operation near West Palm Beach, Florida. Management sees this as a low-cost entry point into the veterinary and equine part of the compounding industry. Due diligence is proceeding and would be subject to both financing, and the issuance of a license for the operation of the pharmacy in this specific site."

"Secondly, we have had some discussions with a group of investors who hold interests in a set of clinics, diagnostic facilities, and pharmacies, generally in Florida, mostly in the Dade and Broward county markets." Management states that the investors who hold the interests believe that the pro-forma financials for the combined operations would exceed $29 million in FY2017. The group would be "assembled" through a series of transactions, each involving both license transfer, and insurance and other regulatory approvals. The consideration would be a combination of stock and cash and would involve the use of debt for operating capital, and in an "earn-out" like fashion. The accountants and legal counsel for the existing operations are currently generating the documents needed to fully evaluate this group and its potential integration into the Company.

Dr. Balencic continued, "We have continued conversations with other pharmacy operators with whom we have had long-term relationships, and subject to terms and financing, could move on those in early 2018 as well as the others previously mentioned." When asked about financing prospects, he replied, "We have a preliminary document from a potential financing partner, and in general it would be a purchase of straight equity, likely common stock, likely for 20% or more of the equity of the Company, at a premium to the trading price today, and could close quickly, assuming we get in a position to point to a specific set of transactions. Let me be clear, these are early-stage conversations, and no definitive agreement is in place at this time."

Lastly, Dr. Balencic addressed the large interest in the market for the Company to establish a plan to participate in the Cryptocurrency and Blockchain space. "Given my background in clinical medicine, I receive several inquiries per week from individuals asking if we are looking at blockchain as it applies to healthcare. These inquiries have led us to conduct a significant amount of research into how the Company can participate in this disruptive space and, as a result, we are looking at a number of potential situations."

Blockchain technology has the potential to transform healthcare, placing the patient at the center of the healthcare ecosystem and increasing the security, privacy, and interoperability of health data. Management reports that they are fielding inquiries from blockchain technologists who believe that they can build bitcoin-like security solutions to the pharmacy delivery system. Should any of these prove feasible in the near term, the Company will seek to immediately embrace a reasonable and practical approach.

Dr. Balencic discussed potential applications for blockchain technology stating, "Blockchain has shown its usefulness in managing data transactions on a decentralized system. As it applies to the True Nature's strategy, management recognizes opportunities for drug traceability where each transaction between drug manufacturers, wholesalers, pharmacists, and patients can be tracked to verify and secure drug product information important for tackling issues such as counterfeit drugs and the distribution of controlled substances to combat the opioid epidemic. Additionally, we foresee a future of better inventory management and control allowing for a more proactive approach to minimizing drug shortages." Dr. Balencic continued, "We are critically evaluating our business model and plan to adapt or even pivot if necessary in order to bring revenue into the Company in 2018. We plan to think bigger, embrace healthcare disruption, and look at blockchain as it applies to healthcare with a more open mind. In recognizing the challenges ahead, please consider this an invitation to all who are interested in collaborating with us in this space to bring value to both the world and our shareholders."

The Mission of True Nature Holding, Inc.

To unlock the potential of the compounding pharmacy industry to improve human and animal health, serve unmet patient needs, elevate the dignity of skilled pharmacists, and build shareholder value through the delivery of quality, cost-effective, and innovative healthcare products and pharmaceuticals to the world.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances, and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.